Exhibit 99.1
FOR IMMEDIATE RELEASE
Contacts:
Broadgate Consultants, LLC
Alan H. Oshiki
(212) 232-2222
aoshiki@broadgate.com
Tarragon Corporation
William S. Friedman
(212) 949-5000
wfriedman@tarragoncorp.com
Tarragon Corporation Announces Fourth Quarter
and Year-End 2007 Financial Results

NEW YORK CITY, March 28, 2008 — Tarragon Corporation (Nasdaq: TARR), a leading developer of multifamily housing for rent and for sale, today announced its financial results for the fourth quarter and year ended December 31, 2007. Additional details about the Company’s performance are available in its annual report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 28, 2008. Comparable figures from the fourth quarter and full year of 2006 are provided for reference; however, direct comparisons are not necessarily meaningful due to the Company’s significant sales of properties during 2007 and the overall impact of the housing market on Tarragon’s business and results of operations.
Year-End Financial Results
     The net loss for 2007 was $388.4 million, or ($13.52) per diluted share, compared to net income of $11.2 million, or $0.34 per diluted share, in 2006.

     Net loss in 2007 reflects impairment charges, write-offs and gross margin adjustments of $429.0 million after tax, or $14.88 per share, approximately 85% of which were recorded in the second and third quarters of 2007. Of this $429.0 million, $153.7 million, after tax, is reflected in cost of sales and resulted from market-driven margin adjustments and impairment charges. Approximately $7.8 million, after tax, is included in general and administrative expense and relates to the write-off of pursuit costs on development projects that were canceled or otherwise terminated. Finally, $267.5 million of impairment charges, after tax, represent the write-down of land inventory and properties held for sale to then current estimated market value. This compares to $35.1 million of impairment charges, gross margin adjustments and other write-downs, after tax, recorded in 2006. The loss from continuing operations for 2007 was $379.3 million or ($13.20) per diluted share compared to income from continuing operations of $3.3 million or $0.09 per diluted share in 2006.
     The Company reported consolidated 2007 revenue of $448.5 million, compared to $527.1 million in 2006. Homebuilding sales, including revenue from unconsolidated entities, were $430.8 million in 2007 compared to $508.2 million in 2006.
Fourth Quarter Financial Results
     The Company reported a net loss for the fourth quarter of 2007 of $18.4 million, or ($0.65) per diluted share, compared to a net loss of $24.0 million, or ($0.85) per diluted share, in the fourth quarter of 2006.
     Included in the fourth quarter of 2007 net loss were impairment charges, write-downs and gross margin adjustments totaling $55.2 million after tax, or $1.91 per share. This $55.2 million includes $46.8 million of market-driven margin reductions and impairments in cost of sales, $7.5 million related to the write-down of land inventory and properties held for sale to the then current estimated market value and $0.9 million write-

off of development pursuit costs recorded in general and administrative expenses. Impairment charges or other write-downs of $23.8 million related to price reductions and increased sales incentives were recorded in the fourth quarter of 2006.
     Income from continuing operations was $10.9 million in the fourth quarter of 2007, or $0.36 per diluted share, compared to a loss of $22.2 million, or ($0.79) per diluted share in the same period of 2006.
     Consolidated revenue for the fourth quarter of 2007 was $157.1 million, compared with consolidated revenue of $159.5 million in the same period of 2006. Homebuilding sales, including revenue from unconsolidated properties, were $147.9 million in the fourth quarter of 2007, compared to $148.5 million in the fourth quarter of 2006.
Sales, Orders and Backlog
During 2007, the Company executed 1,023 net new orders totaling $236.4 million compared to 1,564 net new orders in 2006 worth $390.9 million. Tarragon delivered 1,539 homes in 2007 valued at $381.8 million compared to 2,639 homes in 2006 worth $574.5 million.
     In the fourth quarter of 2007, the Company wrote 214 net new orders totaling $72.9 million compared with 448 net new orders totaling $101.6 million for the same period in 2006. The Company delivered 354 homes in the fourth quarter 2007 for $70.2 million compared with 570 homes for $126.4 million in the fourth quarter of 2006. In addition to the above individual home sales, Tarragon sold and delivered, in bulk, the remaining unsold condominium units at three of its conversion projects, totaling 423 homes valued at $49.7 million.

     At year-end 2007, the Company’s backlog, excluding land development, was $70.2 million representing 201 homes compared with $239.6 million representing 607 homes at year-end 2006.
Active Projects/Development Pipeline
     At December 31, 2007, Tarragon’s active development projects (including backlog) totaled 3,401 homes in 24 communities, representing approximately $990 million in projected future revenue, compared to 6,335 homes in 41 communities representing about $1.8 billion in projected future revenue at December 31, 2006.
     The Company’s development pipeline, comprised of sites owned or controlled by the Company not yet included in active developments, totaled approximately 2,400 homes in 12 communities at the end of 2007. The Company continues to review its pipeline projects for feasibility under current market conditions.
Investment Division
     For 2007, Investment Division net operating income increased 7.8 percent to $51.1 million from $47.4 million in the same period of 2006. Same store net operating income decreased 5.2 percent. Average same store occupancy during 2007 was 92.7 percent, down from 93.6 percent a year ago. These decreases were primarily attributable to increased vacancy and concessions in the Southeast as a result of the shadow market created by rentals of unsold condominiums.
     The Investment Division, with 9,093 apartments as of December 31, 2007, had net operating income for the fourth quarter of $11.0 million, compared to $13.8 million from 11,310 apartments in the prior year.

Outlook and Strategy
     During 2007, Tarragon sold 13 Investment Division properties and five parcels of land for an aggregate sales price of $475.7 million. These sales generated net cash proceeds of $58.3 million and enabled the Company to reduce its consolidated debt by approximately $396 million. The Company also closed on the sales of 2,470 homes in 2007, including five bulk sales comprising 931 homes, the proceeds of which were used to reduce consolidated debt by an additional $298.2 million.
     The Company’s strategy for 2008 includes a continued focus on repayment of development and condominium conversion-related debt while continuing to seek to enhance the Company’s liquidity position through reduction of real estate inventory and sales of investment properties. By the end of 2008, the Company expects to have reduced condominium conversion-related debt to approximately $25 million. Tarragon also plans to continue its strategy of building high quality rental properties for sale to long-term investors. As part of this strategy, Tarragon in February 2008 closed on the sale of 1000 Jefferson, a 217-unit luxury rental building located in Hoboken, New Jersey for a sales price of $116.2 million, the proceeds of which were used to repay approximately $76 million of consolidated debt outstanding as of December 31, 2007.
About Tarragon Corporation
Tarragon Corporation is a leading developer of multifamily housing for rent and for sale. The Company’s operations are concentrated in the Northeast, Florida, Texas and Tennessee. To learn more about Tarragon Corporation, visit: www.tarragoncorp.com
Forward-looking Statements
Information in this press release includes “forward-looking statements” made pursuant of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that are based on management’s expectations, estimates, projections and assumptions. Words such as “may,” “expects,” “anticipates,” “intends,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to statements regarding the Company’s outlook and strategy, expectations regarding the Company’s ability to reduce condominium conversion-related debt and trends and conditions in the markets in which the Company operates. Actual results and the timing of certain events could differ materially from those projected or contemplated by these forward-looking statements due to a number of factors, including conditions in the homebuilding industry, the residential real estate and mortgage markets and the capital and financial markets generally, business opportunities that may be available to Tarragon, general economic conditions, interest rates and other risk factors outlined in Tarragon’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2007 and any subsequently filed Quarterly Reports on Form 10-Q. Tarragon assumes no responsibility to update forward-looking information contained in this press release.
TARR-E

TABLES FOLLOW
# # #

TARRAGON CORPORATION
FINANCIAL HIGHLIGHTS
FOR THE YEAR ENDED DECEMBER 31, 2007
(Dollars in thousands, except per share data)
(Unaudited)

	For the Years Ended
	December 31,
	2007	2006	2005
Revenue	$448,518	$527,142	$578,430

Expenses	823,263	494,849	470,449

Other income and expenses:
Equity in income (loss) of partnerships and joint ventures	(8,356)	17,166	29,603
Minority interests in (income) loss of consolidated partnerships and joint ventures	3,955	(4,748)	(10,071)
Interest income	946	854	995
Interest expense	(72,635)	(36,349)	(21,685)
Gain on sale of real estate	16,466	1,148	3,808
Loss on disposition of other assets	—	—	(300)
Net gain (loss) on extinguishment of debt	1,587	(3,984)	(34,771)
Provision for litigation, settlements, and other claims	(1,988)	—	(1,214)

Income (loss) from continuing operations before income taxes	(434,770)	6,380	74,346
Income tax (expense) benefit	55,483	(3,039)	(28,289)

Income (loss) from continuing operations	(379,287)	3,341	46,057
Discontinued operations, net of income taxes
Income (loss) from operations	(36,129)	(4,519)	732
Gain on sale of real estate	26,975	12,331	41,709

Net income (loss)	(388,441)	11,153	88,498
Dividends on cumulative preferred stock	(1,534)	(971)	(899)

Net income (loss) allocable to common stockholders	$(389,975)	$10,182	$87,599

Earnings (loss) per common share — basic
Income (loss) from continuing operations allocable to common stockholders	$(13.20)	$0.08	$1.75
Discontinued operations	(0.32)	0.28	1.64

Net income (loss) allocable to common stockholders	$(13.52)	$0.36	$3.39

Earnings (loss) per common share — assuming dilution
Income (loss) from continuing operations allocable to common stockholders	$(13.20)	$0.09	$1.61
Discontinued operations	(0.32)	0.25	1.32

Net income (loss) allocable to common stockholders	$(13.52)	$0.34	$2.93

Development
Operating Statements

			For the Years Ended December 31,
	2007		2006		2005
Sales	$430,778	100%	$508,185	100%	$735,528	100%
Cost of sales	(557,357)	(129%)	(455,261)	(90%)	(557,848)	(76%)

Gross profit (loss) on sales	(126,579)	(29%)	52,924	10%	177,680	24%

Minority interests in sales of consolidated partnerships and joint ventures	3,450	1%	(2,302)	—	(2,093)	—
Outside partners’ interests in sales of unconsolidated partnerships and joint ventures	2,227	—	(2,138)	—	(33,627)	(5%)
Overhead costs associated with investment in joint ventures	(323)	—	(600)	—	(1,410)	—
Performance-based compensation related to projects of unconsolidated partnerships and joint ventures	(7)	—	(209)	—	(2,662)	—

	(121,232)	(28%)	47,675	10%	137,888	19%

Other income and expenses:
Impairment charges	(115,648)	(27%)	(2,721)	(1%)	—	—
Interest expense	(17,496)	(4%)	(18,307)	(4%)	(5,683)	(1%)
Net income from rental operations	510	—	7,435	1%	8,595	1%
Taxes, insurance, and other carrying costs	(7,198)	(2%)	(4,706)	(1%)	(876)	—
Mortgage banking income	—	—	864	—	457	—
General and administrative expenses	(35,981)	(8%)	(31,777)	(6%)	(16,229)	(2%)
Other corporate items	912	—	250	—	550	—
Provision for litigation, settlement, and other claims	(1,313)	—	—	—	—	—
Distributions from unconsolidated partnerships and joint ventures in excess of investment	405	—	9,625	2%	—	—
Provision for losses	(3,000)	(1%)	—	—	—	—
Write-off of investment in joint venture	(6,045)	(1%)	—	—	—	—
Loss on extinguishment of debt	(562)	—	(2,855)	(1%)	(1,199)	—
Gain on sale of real estate	346	—	817	—	1,979	—

Income (loss) before income taxes	(306,302)	(71%)	6,300	—	125,482	17%

Income tax (expense) benefit	33,055	8%	(2,410)	—	(47,746)	(6%)

Net income (loss)	$(273,247)	(63%)	$3,890	—	$77,736	11%

Reconciliation of segment revenues to consolidated revenue:

Total Development Division revenue	$430,778		$508,185		$735,528
Less: Development Division sale revenue presented in discontinued operations	—		(2)		—
Less: sales revenue of unconsolidated partnerships and joint ventures	(71,867)		(63,909)		(230,806)

Consolidated Development Division sales revenue	$358,911		$444,274		$504,722

Investment
Operating Statements

	For the Years Ended December 31,
	2007		2006		2005
Rental revenue	$107,836	100%	$92,269	100%	$114,827	100%
Property operating expenses	(56,783)	(53%)	(44,858)	(49%)	(59,492)	(52%)

Net operating income	51,053	47%	47,411	51%	55,335	48%

Net gain on sale of real estate	59,143		24,324		68,856
Distributions from unconsolidated partnerships and joint ventures in excess of investment	—		—		88
Minority interests in (income) loss of consolidated partnerships and joint ventures	505		(2,446)		(7,685)
Mortgage banking income	496		—		—
Elimination of management and other fees paid to Tarragon by unconsolidated partnerships and joint ventures	—		—		310
Outside partners’ interest in income of unconsolidated partnerships and joint ventures	—		—		(1,723)
General and administrative expenses	(13,334)		(6,812)		(9,888)
Other corporate items	1,680		1,902		865
Impairment charges	(151,792)		(810)		(3,066)
Net gain (loss) on extinguishment of debt	122		(1,363)		(33,574)
Provision for litigation, settlements, and other claims	(726)		—		(1,214)
Interest expense	(72,412)		(33,528)		(33,669)
Depreciation expense	(17,803)		(15,948)		(16,923)

Income (loss) before income taxes	(143,068)		12,730		17,712
Income tax (expense) benefit	27,874		(5,467)		(6,950)

Net income (loss)	$(115,194)		$7,263		$10,762